Exhibit 10.12

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is agreed upon and entered into this 10th day of December, 2020, by and between James Taylor (the “Employee”) and Electric Last Mile, Inc., a Delaware corporation, together with its affiliates, successors and assigns (the “Company”) (each individually a “Party” and collectively the “Parties”).

RECITALS

A. Pursuant to that Agreement and Plan of Merger by and among Forum Merger III Corporation, ELMS Merger Corp. (the “Merger Sub”), the Company, and Jason Luo, in the capacity as the initial Stockholder Representative thereto, dated on or about December 10, 2020 (the “Merger Agreement”), the Company intends to merge with and into the Merger Sub with the Company surviving the merger (the “Merger”) upon the Effective Time (as such term in defined the Merger Agreement); and

B. The Company desires to employ the Employee, and the Employee desires to be employed by the Company and any publicly-traded parent entity of the Company, to the extent applicable (the “Parent”), to be effective as of the first business day immediately following the Effective Time.

AGREEMENTS

In consideration of the mutual covenants and agreements set forth in this Agreement and for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties, each intending to be legally bound hereby, agree as follows:

1. Employment

1.1. Duties. The Employee shall serve as Chief Executive Officer of the Company and any Parent, as applicable in its discretion, and will, under the direction of the Board of Directors of the Company (the “Company Board”) and any Board of Directors of the Parent (the “Parent Board”), faithfully and to the best of the Employee’s ability perform the duties assigned by the Company Board and any Parent Board in its discretion from time to time. The Employee shall, if requested, also serve as a member of the Company Board and Parent Board or as a director or officer of any affiliate of the Company for no additional compensation.

1.2. Best Efforts. The Employee agrees to devote the Employee’s entire business time, and best effort, skill and attention to the discharge of the Employee’s duties while employed by the Company.

1.3. Duty to Act in the Best Interest of the Company. The Employee shall not, directly or indirectly, act in any manner which may damage the business of the Company or which would adversely affect the goodwill, reputation or business relations of the Company with its customers, the public generally, or with any of its other employees. The Employee shall act in the best interest of the Company at all times. The Employee will not engage in any other business, profession, or occupation for compensation or otherwise that would conflict or interfere with the performance of the Employee’s services under the Agreement either directly or indirectly without the prior written consent of the Company Board and any Parent Board.

1.4. Place of Performance; Required Travel. The Employee’s principal place of employment shall be the Company’s office as of the Effective Time that is located in Auburn Hills, MI or the metropolitan area of Detroit, MI, provided that the Employee will be required to travel as needed on Company business during the Term (as such term is defined in Section 2.1 below). Required travel is anticipated to occupy up to 40% of Employee’s working time on average but may occupy more or less time depending on business needs.

2. Term of Employment

2.1. Term. The Employee’s employment with the Company shall commence on the day that is the first business day immediately following the Effective Time of the Merger (the “Commencement Date”) and shall, subject to Section 2.2, continue until the Company or the Employee terminate the Agreement in accordance with the terms herein (the “Term”).

2.2. “At Will” Employment Status. Notwithstanding any term or provision of this Agreement, at all times the Employee shall be employed by Company on an “at will” basis, subject to termination in accordance with Section 5.

3. Base Compensation and Incentive Compensation.

3.1. Base Compensation. During the Term, the Company shall pay to the Employee an annual base salary in the amount of $480,000.00 (the “Base Compensation”). The Base Compensation shall be paid in periodic installments in accordance with the Company’s normal payroll procedures, subject to all applicable taxes and withholdings. The Base Compensation may be increased from time-to-time by the Company in accordance with the regular compensation review practices of the Company Board and any Parent Board or the Compensation Committee of the Company Board and any Parent Board (the “Compensation Committee”), as applicable, and may be decreased from time-to-time by the Company, but only to the extent such decrease is part of an across-the-board salary reduction that applies in a consistent manner to similarly-situated executives of the Company.

3.2. Annual Bonus. The Employee shall be eligible to participate in a Company annual cash incentive plan, as established by the independent directors on the Company Board and Parent Board or the Compensation Committee from time to time for similarly-situated executives of the Company, and through which the Company awards performance-based cash bonuses on an annual basis, subject to the Company achieving performance targets as approved by the independent directors on the Company Board and Parent Board or by the Compensation Committee. The Employee shall be eligible to participate in any such plan at a target bonus level as determined by the Compensation Committee from time to time, but such target bonus level shall be no less than 100% of the Employee’s Base Compensation (as then in effect from time to time). The Employee’s participation in any such plan shall be governed by the terms and conditions of such plan as then in effect and the decision to provide any bonus opportunity and the amount and terms of any annual bonus shall be in the sole and absolute discretion of the independent directors on the Company Board and Parent Board or the Compensation Committee. The Company’s payment of any such bonus pursuant to such plan to the Employee shall be subject to the Employee’s employment with the Company on the applicable bonus payment date.

3.3. Long-Term Incentive Compensation/Equity Awards. The Employee shall be eligible to participate in a Company long-term incentive compensation plan, through which the Company grants equity awards to its key employees, pursuant to the separate terms and conditions of such plan. The Employee shall be eligible to participate in any such plan at a target award level as determined by the independent directors on the Company Board and Parent Board or the Compensation Committee from time to time. The Employee’s participation in any such plan shall be governed by the terms and conditions of such plan as then in effect and any applicable award agreements, and the decision to provide any award and the amount and terms of any award shall be in the sole and absolute discretion of the independent directors on the Company Board and Parent Board or the Compensation Committee.

4. Benefits.

4.1. Employee Benefits. During the Term, the Employee shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time to the extent consistent with applicable law and the terms of the applicable benefit plan, practice or program. Notwithstanding anything otherwise provided under this Agreement, nothing contained herein shall obligate the Company to continue or maintain any particular benefit plan or program on an ongoing basis and the Company reserves the right to amend, establish or terminate any benefit plan, practice or program at any time in its sole discretion.

4.2. Paid Time Off. During the Term, the Employee will be entitled to paid time off on a substantially-similar basis as other similarly-situated executives of the Company in accordance with the Company’s policies as such policies may exist from time to time.

4.3. Business Expenses. The Employee shall be entitled to reimbursement for reasonable and necessary out-of-pocket business expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures (including the requirement to provide appropriate documentation of such expenses), as in effect from time to time.

5. Termination of Employment

5.1. Termination for Cause. The Company shall have the right to immediately terminate this Agreement and the Employee’s employment with the Company at any time for any of the following causes (each a “Cause”):

(a) Any act of fraud, dishonesty, gross negligence, misrepresentation, or embezzlement, misappropriation, or conversion of assets of the Company or any of its affiliates (or attempt to do any of the foregoing);

(b) Subject to any protections set forth under applicable laws, commission of, indictment for, conviction of, pleading guilty or nolo contendere to, or engaging in any crime that constitutes a felony or any crime or other act involving fraud, theft, embezzlement, or moral turpitude;

(c) Subject to any protections set forth under applicable laws, commission of, conviction of, pleading guilty or nolo contendere to, or engaging in any crime or other act that violates any other law, rule, or regulation that the Company Board and Parent Board reasonably determines is job-related and/or is likely to have an adverse impact on the performance of the Employee’s duties under this Agreement;

(d) Willful or material violation of any federal, state, or foreign securities laws;

(e) Conduct or omission which the Company Board and Parent Board reasonably determines is or is reasonably likely to be detrimental to the reputation, goodwill, public image, or business operations of the Company;

(f)   Continued failure by the Employee to perform the Employee’s duties or responsibilities to the Company or its affiliates (other than absence due to bona fide illness or Disability as defined herein);

(g) The Employee’s failure or refusal to comply with the lawful directions of the Company Board and Parent Board;

(h) Making of threats or engaging in acts of violence in the workplace;

(i) Engaging in sexual, racial, or other forms of harassment or discrimination in violation of the law or Company policies;

(j) Breach of the Employee’s fiduciary duties or confidentiality obligations or engaging in any other act of material dishonesty or disloyalty toward the Company;

(k) Violating any of the Company’s written policies or codes of conduct including, but not limited to, written policies related to equal employment opportunity, performance of illegal or unethical activities, and ethical misconduct;

(l) Repeatedly reporting to work under the influence of alcohol or drugs in a manner that impacts the Employee’s ability to perform the duties of the Employee’s job or the obligations under this Agreement;

(m) The Employee’s failure to obtain and/or maintain proper authorization to work in the United States commensurate with the needs of the Company;

(n) The Employee’s voluntary resignation or other termination of employment effected by the Employee at any time when the Company could effect a termination for Cause pursuant to this Agreement; and/or

(o) The Employee’s material breach of any term of this Agreement or any other agreement with the Company or any of its affiliates or failure to perform any of the Employee’s duties to the satisfaction of the Company Board and Parent Board.

The Company Board and Parent Board shall, in its sole discretion, have the authority to make the determination that the Employee has been terminated for Cause. Upon the effectiveness of any termination for Cause by the Company, the Company shall have no further obligation under this Agreement and payment of all compensation to the Employee under this Agreement shall cease immediately, except for (i) any payment of compensation accrued but unpaid through the date of such termination for Cause, (ii) any vested employee benefits covered by the Employee Retirement Income Security Act of 1974, as amended, to which the Employee is entitled upon termination of employment with the Company in accordance with the terms and conditions of the applicable plans of the Company, as applicable, and (iii) reimbursement for any unreimbursed business expenses incurred by the Employee on or prior to the Employee’s last date of employment with the Company pursuant to Section 4.3 (collectively, the “Accrued Amounts”). In the event that (1) the Employee’s employment with the Company terminates for any reason other than for Cause and (2) any of the facts and circumstances described in the definition of Cause existed as of the date of such termination (whether or not known by the Company Board and Parent Board or the Company or any of its affiliates as of the time of such termination or discovered after any such termination), then, the Company may deem such termination of employment to have been for Cause, and such termination shall be treated as a termination by the Company for Cause and the Employee acknowledges that the Employee’s compensation may also be subject to any clawback provisions required by law, rule, regulation or Company policy (as in effect upon the Commencement Date or any time thereafter), as well as any other agreement between the Company and the Employee that provides for clawback of any compensation or equity in the Company (including any equity related awards).

5.2. Termination by the Company Without Cause. The Company shall have the right to immediately terminate this Agreement and the Employee’s employment without Cause, at any time, and for any reason or no reason at all, subject to the following:

(a) If the Company terminates this Agreement and the Employee’s employment and such termination is not a termination for Cause under Section 5.1, then the Employee shall receive the Accrued Amounts and a cash payment from the Company as severance (the “Severance Payment”) equal to twelve (12) months of Base Compensation as in effect at the time of the termination, subject to all applicable federal, state, local and other withholdings. The Severance Payment shall be paid in substantially equal installments with the Company’s regular payroll over the twelve (12) month period (the “Severance Pay Period”) following the effective date of termination of employment and commencing on the first administratively practicable payroll date on or next following the date the Release Agreement becomes effective and fully irrevocable in accordance with Section 5.2(c) (provided that the initial and final payments may be a greater or lesser amount so as to conform with the Company’s regular payroll period); provided that any amounts that would be payable prior to the effectiveness of the Release Agreement (as defined below) shall be delayed until the Release Agreement is effective and fully irrevocable.

(b) The Severance Payment will be subject to offset by the amount of any compensation earned by the Employee or to which the Employee is entitled during the Severance Pay Period (regardless of when any such amount is paid by a subsequent employer or by the Company): (i) from any subsequent employer following the termination of the Employee’s employment with the Company, or (ii) from the Company under any contingent employment agreement between the Company and the Employee. In the event the Employee obtains other employment before the end of the Severance Pay Period, the Employee shall immediately notify the Company of such employment in writing.  The Employee expressly agrees that failure to immediately advise Company of the Employee’s new employment shall constitute a material breach of this Agreement, and the Employee will forfeit all Severance Payment amounts paid or that otherwise would be paid by the Company under this Section 5 from the date of the Employee’s new employment until the end of the Severance Pay Period.  The Employee shall immediately repay to the Company all amounts paid by the Company as a Severance Payment applicable to the period commencing on the date of the Employee’s new employment through the end of the Severance Pay Period.  Notwithstanding such forfeiture, the remaining provisions of this Agreement shall remain in full force and effect. The Employee agrees to furnish promptly to the Company all documentation required and/or reasonably requested by the Company to substantiate the Employee’s new employment and all compensation and rights under the Employee’s new employment.

(c) Before receiving the Severance Payment set forth in Section 5.2(a), and as a condition to receiving the same, the Employee shall sign, and not revoke, a release of any and all claims or potential claims against the Company which the Employee has or may have, whether known or unknown, as of the date of execution of the release by the Employee (the “Release Agreement”). The Company must provide the form of Release Agreement to the Employee within fifteen (15) days after the Employee’s separation from service and the Employee must sign the Release Agreement and provide it to the Company within twenty-one (21) days (or forty-five (45) days, if applicable under applicable law) after receiving it from the Company and not revoke such release during any applicable revocation period. The Release Agreement shall be in the form as determined by the Company, in its sole discretion. To the extent the Severance Payment is subject to Section 409A and the period for executing (and not revoking) the Release Agreement begins in one taxable year and ends in another taxable year, the Severance Payment shall not begin until the beginning of the second taxable year; provided that, the first installment payment shall include all amounts that would otherwise have been paid to the Employee during the period beginning on the date of the Employee’s termination and ending on the first payment date if no delay had been imposed.

5.3. Termination by the Employee for Good Reason. The Employee may terminate this Agreement and/or the Employee’s employment with the Company for Good Reason, as defined below. If the Employee terminates this Agreement for Good Reason, then the Employee shall receive the Accrued Amounts and the Severance Payment as set forth in Section 5.2(a), subject to the requirements of Sections 5.2(b) and (c). For purposes of this Agreement, “Good Reason” shall mean:

(a) a material diminution in the Employee’s authority, duties or responsibilities;

(b) a material diminution in the Employee’s Base Compensation except for across-the-board salary reductions similarly affecting other similarly-situated executives of the Company or due to unforeseeable business circumstances, pandemics, natural disasters or similar circumstances;

(c) a change that would require the Employee to relocate to a primary office that is more than fifty (50) miles from the location of the Company’s then principal offices unless such relocation is closer to the Employee’s personal residence; or

(d) a material breach by the Company of any of its obligations under this Agreement.

Notwithstanding the foregoing, no such event described above shall constitute Good Reason unless: (1) the Employee gives written notice to the Company specifying the condition or event relied upon for such termination within thirty (30) days of the initial existence of such event; and (2) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of the Employee’s written notice. If the Employee does not terminate his or her employment for Good Reason within sixty (60) days after the end of such thirty (30)-day cure period, then the Employee will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds. If the Company cures the Good Reason condition during such cure period, Good Reason will be deemed not to have occurred.

5.4. Termination by Employee Without Good Reason. The Employee may resign from employment without Good Reason by providing sixty (60) days’ advance, written notice of the Employee’s intent to resign from employment. Upon the effectiveness of such resignation, the Company shall have no further obligation under this Agreement and payment of all compensation to the Employee under this Agreement shall cease immediately, except for the Accrued Amounts. With respect to any notice period pursuant to the immediately preceding sentence, the Company may in its sole discretion (a) place the Employee on a paid, non-working, garden leave during some or all of such notice period (and, for the avoidance of doubt, relieve the Employee of the Employee’s title and duties during such period), and/or (b) waive such notice, in whole or in part, by accelerating the Employee’s termination date and paying the Employee the Employee’s base salary in lieu of the portion of the notice period waived by the Company and without affecting the voluntary nature of the Employee’s termination.

5.5. Termination Due to Disability or Death. The Company shall have the right to terminate this Agreement and the Employee’s employment, at any time, upon the occurrence of the Employee’s death or Disability. If the Employee’s employment is terminated during the Term on account of the Employee’s death or Disability, the Company shall have no further obligation under this Agreement and payment of all compensation to the Employee under this Agreement shall cease immediately, except for the Accrued Amounts through the date of such termination due to death or Disability. The term “Disability” as used in this Agreement shall mean that the Employee is entitled to receive long-term disability benefits under the Company’s long-term disability plan or, if there is no such plan, the Employee has incurred (1) a permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code or any successor provision, or (2) a physical or mental disability that renders the Employee unable to perform the required functions of the Employee’s position, duties, and responsibilities under this Agreement, and which, in either case, has existed for at least ninety (90) consecutive days or one hundred and twenty (120) non-consecutive days during any three hundred sixty-five (365) day period as determined by the Company Board and Parent Board.

5.6. COBRA Coverage. Solely in the event of a termination by the Company without Cause pursuant to Section 5.2 and subject to the execution of the Release Agreement by the Employee and the Release Agreement becoming effective and fully irrevocable pursuant to Section 5.2(c), if the Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Employee for the difference between the monthly COBRA premium actually paid by the Employee for the Employee and the Employee’s dependents and the monthly premium amount paid by similarly-situated active executives of the Company during the same period. Such reimbursement shall be paid to the Employee in the month immediately following the month in which the Employee timely remits the premium payment and the Employee provides proof of payment of such premium. The Employee shall be eligible to receive such reimbursement until the earliest of: (i) the end of the Severance Period; (ii) the date the Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, the Company may, in its sole discretion, elect to provide a cash payment to the Employee in lieu of providing reimbursement as described herein in an amount reasonably determined by the Company to be equivalent to the amount of COBRA premium reimbursements that would otherwise be due by the Company under this Section 5.6 for the Severance Period, without regard to any effect of taxation of such cash payment to the Employee. If the Employee obtains other employment prior to the end of the Severance Period which offers any of such insurance coverage, the Company’s obligation to reimburse the Employee for COBRA payments will be immediately terminated. The Employee agrees to furnish promptly to the Company all documentation required and/or reasonably requested by the Company regarding subsequent benefit eligibility.

5.7. Incentive Compensation. In the event of any termination of employment, any equity-based or cash incentive awards shall be treated as provided in the applicable plan document.

6. Confidentiality, Inventions, and Non-Solicitation Agreement. Prior to the Effective Time, the Employee shall enter into with the Company a Confidentiality, Inventions, and Non-Solicitation Agreement in substantially the form set forth under Exhibit A hereto (the “CIIAA”). Notwithstanding anything to the contrary herein, this Agreement shall have no force or effect and be null and void ab initio if the Employee fails to execute the CIIAA prior to the Effective Time.

7. Non-Competition, Non-Solicitation, and Non-Disparagement.

7.1. Definitions. As used in this Agreement, the following terms shall have the following specified meanings:

(a) “Business” means any business engaged in the manufacture, import, distribution and/or sale or resale of electric commercial delivery vehicles. A Business includes any business pursuing research and development, products or services in competition with the products or services which are, during and at the end of the Term, either (a) produced, marketed, distributed, sourced or otherwise commercially exploited by the Company or (b) in actual or demonstrably anticipated research or development by the Company.

(b) “Competing Business” means any Person, business, or subdivision of a business engaged in Business in competition with the Company or, to the Employee’s actual knowledge, any such Persons who are actively pursuing or otherwise affirmatively planning to engage in competition with the Company.

(c) “Customer” means a Person to whom the Company provided products or services for compensation at any time during the Term and with whom the Employee had direct contact, or provided services to, on behalf of the Company (or, if following the Employee’s last day of employment with the Company (such day, the “Termination Date”), then as of such Termination Date or at any time during the twelve (12) month period immediately preceding the Termination Date).

(d) “Person” shall be construed broadly to mean an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, an educational entity, a governmental entity or any department, agency, or political subdivision thereof, and any other entity.

(e) “Prospective Customer” shall mean a Person with whom the Company has had any negotiations or material discussions regarding the possible supply of products or services for compensation and with whom the Employee had direct contact, or provided services to on behalf of the Company (or, if following the Termination Date, then as of such Termination Date or at any time during the 12-month period immediately preceding the Termination Date).

(f) “Restricted Period” means the Term and for a period of twelve (12) months after the Termination Date.

(g) “Restricted Territory” means the United States.

7.2. Non-Competition. During the Restricted Period, the Employee shall not (and shall cause the Employee’s controlled affiliates not to) directly or indirectly (including through the Employee’s respective controlled affiliates or otherwise, including as a director, officer, equityholder, partner, consultant, employer, employee, proprietor, principal, agent, manager, franchisee, franchisor, distributor, advisor, consultant, lender, representative or otherwise), either for the Employee or for any other Person in the Restricted Territory, (a) perform duties, carry out activities, provide services, or otherwise engage in, for the Employee’s own benefit or for the benefit of any third party, any Competing Business in the Restricted Territory (i) in a position or capacity that is the same or substantially similar to the position the Employee held at, or the capacity in which the Employee performed duties for, the Company, or (ii) in a position or capacity in which the Employee is likely to use or disclose the Company’s confidential information or trade secrets to or on behalf of such Competing Business, (b) otherwise own, manage, operate, control, advise, or participate in the ownership, management, operation or control of, or be connected in any manner with (where such connection is competitive with the business of the Company), any Competing Business, or (c) acquire (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) the ownership of, or any equity interest in, any Person if the annual revenues of such Person from a Competing Business (or Competing Businesses) are more than five percent (5%), individually or in the aggregate, of such Person’s or entity’s total consolidated annual sales (based on the most recent full fiscal year revenues of such person or entity). Notwithstanding the foregoing, if the Employee holds a passive investment representing no more than two percent (2%) of the issued and outstanding shares in a company listed on a recognized exchange that operates, in whole or in part, directly or indirectly as a Competing Business, this shall not constitute a breach of this Section 7.2.

7.3. Non-Solicitation of Customers/Clients. The Employee shall not (and shall cause the Employee’s controlled affiliates not to), during the Restricted Period, directly or indirectly solicit, divert, or interfere with the Company’s relationship with, any of the Company’s Customers or Prospective Customers that the Employee had direct contact with, provided services to, or had confidential information about, in order to offer them goods and/or services competitive with those provided by the Company, or influence any Person to end or to curtail any business they are currently, or have been, transacting with the Company or otherwise negatively reduce his/her/its business relationship with the Company.

7.4. Non-Solicitation of Company Employees. The Employee recognizes that the Employee possesses confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with Customers and Prospective Customers of the Company. The Employee recognizes that the information the Employee possesses about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining Customers, and will be acquired by the Employee because of the Employee’s business position with the Company. The Employee agrees that, during the Restricted Period, the Employee will not (and will cause the Employee’s controlled affiliates not to) (i) recruit or employ or otherwise solicit, entice, or induce any Person that is or has been an employee, officer or consultant of the Company in the twelve (12) months immediately prior to such action (or, if following the Termination Date, then as of such Termination Date and at any time during the twelve (12) months immediately preceding the Employee’s Termination Date) to become employed by, engaged by, or establish a business relationship with any Person other than the Company or its affiliated or related companies, or (ii) approach any such employee, consultant or officer for such purpose or authorize or participate in the taking of such actions by any other Person, or assist or participate with any such Person in taking such action. The restriction set forth in this paragraph does not apply to a general employment solicitation to the public that is not directed towards one of the Company’s employees or consultants.

7.5. Non-Disparagement. The Employee shall not (and shall cause the Employee’s controlled affiliates not to) during the Term and at any time thereafter make, publish, encourage or support, any false, misleading or disparaging written, oral or electronic statements about the Company or any of its affiliates, including the Company’s or its applicable affiliate’s (i) predecessors, members, present or former directors, managers, employees, consultants, officers, partners, attorneys or other representatives, individually and in their official capacities, or (ii) products, services, practices or operations. However, nothing in this Agreement shall prevent the Employee from testifying truthfully under oath if compelled by law to do so in a deposition, lawsuit, or similar legal or dispute resolution proceeding; making or publishing any such statements the Employee or the Employee’s controlled affiliate, as applicable, reasonably believes in good faith to be necessary in responding to or initiating a bona fide legal claim involving the Employee’s or the Employee’s controlled affiliate, as applicable; filing a complaint, participating in an investigation, or otherwise cooperating with any federal, state, or local fair employment agency or other government or law enforcement agency.

7.6. Performance of Duties Not Affected. For the avoidance of doubt, this Agreement shall not restrict the Employee from performing his duties as an officer, director, or employee of the Company or any of its affiliates.

8. Miscellaneous Provisions Governing Restrictive Covenants.

8.1. Reasonableness of Restrictions and Covenants. The Employee hereby confirms that the Employee was informed of the time, territory, scope and other essential requirements of the restrictions set forth in Section 7 of this Agreement when the Employee agreed to become employed with the Company under the terms set forth in this Agreement and the Employee acknowledges that the Company would not have entered into this Agreement had the Employee not agreed to the restrictions set forth in Section 7 of the Agreement. The Employee further acknowledges that the Employee has received sufficient and valuable consideration for the Employee’s agreement to such restrictions. The Employee also agrees that the covenants and restrictions contained in this Agreement are reasonable and valid and hereby agrees that the Company would suffer irreparable injury in the event of any breach by the Employee of the Employee’s obligations under any such covenant or restriction. Accordingly, the Employee hereby agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Company shall therefore be entitled, in addition to any other right or remedy which it may have at law, in equity or otherwise, to temporary and permanent injunctive relief enjoining and restraining the Employee from any such breach. The Employee further consents and stipulates to the entry of such injunctive relief without the need to post any bond or other security.

8.2. Survival. The provisions of Sections 7, 8, 9, 10.2, 11, and 12 of this Agreement shall remain in full force and effect notwithstanding the termination of the Employee’s employment and regardless of the circumstances that result in such termination. This provision shall not be construed to limit the survival of any other provisions that also survive the termination of this Agreement by the express or implied terms of such provisions.

8.3. Enforcement, Severability, and Modification. If, at the time of enforcement of any provision of Section 7 of this Agreement, a court or arbitrator holds that the restrictions stated in Section 7 of this Agreement are unreasonable or unenforceable under the circumstances then existing, the Parties agree that (i) the court/arbitrator should first reform the provisions of Section 7 prior to severing any provisions, and if the court/arbitrator will not or cannot reform such provisions, then the court/arbitrator may sever provisions as described in this paragraph, (ii) the provisions of Section 7 of this Agreement shall be severable in the event that any of such provisions are, for any reason whatsoever, deemed invalid, void or otherwise unenforceable, (iii) such invalid, void or otherwise unenforceable provisions in Section 7 of this Agreement shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iv) the remaining provisions in Section 7 of this Agreement shall remain enforceable to the fullest extent permitted by law.

9. Post-Termination Cooperation

For a period of two (2) years following the Termination Date, the Employee agrees to be reasonably available to assist and cooperate with the Company in connection with any litigation, administrative proceedings, audits or other governmental or regulatory inquiries. Such assistance and cooperation will, when under the control of the Company, be at a mutually convenient time and location and may include, without limitation, appearing for meetings, consultations, depositions, hearings, or trials. The Company will reimburse the Employee for reasonable, pre-approved travel, lodging and meal expenses incurred in connection with providing such assistance and cooperation.

10. Disclosures

10.1. Upon Employment. In entering into this Agreement, the Employee represents and warrants that the Employee does not have any obligation, whether express or implied, to any third party that would interfere with, hamper, or limit the Employee’s ability to provide any employment services or to otherwise comply with the Employee’s obligations under this Agreement. The Employee explicitly represents and warrants to the Company that the Employee is not a party to any confidentiality, non-competition, non-solicitation or similar agreements with any third party, or to any agreement the terms of which could prohibit the Employee from performing the Employee’s employment duties for the Company, or to any agreement which could be breached by the Employee’s entry into this Agreement and/or performance of the Employee’s employment duties for the Company.

10.2. Upon Termination of Employment. For any period of time when the restrictions referenced in Section 7 of this Agreement apply, the Employee shall promptly notify any subsequent employer of the terms of this Agreement to ensure that this Agreement is not breached by the Employee.

11. Indemnification

The Employee agrees that the Employee shall indemnify and hold the Company, its subsidiaries and any affiliates thereof (the “Indemnified Parties”) harmless from and against any Taxes (as defined herein) imposed upon or otherwise required to be paid by any Indemnified Party with respect to any payments, rights or other transfers provided to the Employee by or with respect to an Indemnified Party (including for the avoidance of doubt any person who was an Indemnified Party prior to the Effective Time) on or prior to the Effective Time.  For purposes of the precedent sentence, “Taxes” shall mean taxes or other governmental charges (including any withholding, employment, payroll, social security or other similar taxes) and any penalties, interest, surcharges, additional to tax and deficiency assessments with respect thereto. The Employee shall provide such security for the foregoing indemnity obligations as the Company may reasonably request from time to time.

12. General Provisions

12.1. Clawback Provisions. Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Commencement Date or later adopted or modified) established by the Company providing for clawback or recovery of amounts that were paid to the Employee. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

12.2. Resignation of All Other Positions. Upon termination of the Employee’s employment hereunder for any reason, the Employee agrees to resign and shall be deemed to have resigned from all positions that the Employee holds as an officer of the Company or any of its affiliates or as a member of the Company Board and Parent Board (or a committee thereof) of the Company or any of its affiliates.

12.3. Assignment and Successors. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Employee, the Company, and their respective successors and assigns, except that the Employee may not assign any of the Employee’s duties hereunder and the Employee may not assign any of the Employee’s rights hereunder without the prior written consent of the Company. This Agreement is personal to the Employee and shall not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any entity which controls, is controlled by, or is under common control with the Company, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and the permitted successors and assigns.

12.4. Notices. All notices, requests, demands, or other communications under this Agreement shall be in writing and shall be deemed to be duly given by the Employee to the Company only if provided to the Company, Attention: General Counsel, and shall be deemed to be duly given by the Company to the Employee if provided by mail, email, mail, or nationally or internationally recognized carrier to the Employee at the Employee’s address as shown in the Company’s records.

12.5. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any court of competent jurisdiction should deem any covenant herein to be invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

12.6. Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on the Employee of any additional tax, penalty, or interest under Section 409A, provided, however, that the Employee understands and agrees that the Company shall not be held liable or responsible for any taxes, penalties, interests or other expenses incurred by the Employee on account of non-compliance with Section 409A.

(a) For purposes of Section 409A, each installment payment or payroll period amount provided under this Agreement shall be treated as a separate payment.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

(c) If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall not be made or provided until the date which is the earlier of (i) the first regular payroll date following the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, or (ii) the date of the Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.

12.7. Governing Law. The Parties agree that this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Michigan without giving effect to any conflict of law provisions.

12.8. Mandatory Arbitration; Subsequent Court Jurisdiction. The Parties agree that any dispute over this Agreement will be submitted to and settled exclusively by binding arbitration, in accordance with the provisions of this section, subject only to any applicable requirement of law that the Parties engage in a preliminary non-binding mediation or arbitration. Binding arbitration shall be conducted in accordance with the Judicial Arbitration and Mediation Service Streamlined Rules & Procedures (the “JAMS Rules”). Arbitration shall be held in Oakland County, Michigan, before an arbitrator selected pursuant to the JAMS Rules who will have no personal or pecuniary interest, either directly or indirectly, from any business or family relationship with either of the Parties. All decisions of the arbitrator will be final, binding, and conclusive on the Parties.

The Parties will equally share the costs of the arbitrator and the arbitration fee (if any). Each Party will bear that Party’s own attorneys’ fees and costs, and the prevailing Party will not be entitled to reimbursement by the other Party of any of its fees or costs incurred in connection with the arbitration hereunder, regardless of any rule to the contrary in the applicable arbitration rules. Either Party may seek confirmation of the arbitration award in the federal or state courts with jurisdiction over Auburn Hills, Michigan and such court shall be the sole, exclusive, and mandatory venue and jurisdiction for any disputes between the Parties arising from or relating to this Agreement. If any action is filed, by any party, relating to a breach of this Agreement and/or enforcement of this Agreement, each Party hereby consents to the exclusive jurisdiction and venue of the federal and state courts with jurisdiction over Auburn Hills, Michigan in any claim or action arising hereunder and waives any claim that such court is an inconvenient forum.

12.9. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY TO THIS AGREEMENT CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; ACKNOWLEDGES THAT IT AND THE OTHER PARTIES TO THIS AGREEMENT HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION; AND AGREES THAT IF SUCH PARTY SEEKS A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.10. Interpretation. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

12.11. Non-Waiver of Rights and Breaches. No failure or delay of any Party in the exercise of any right given to such Party under this Agreement shall constitute a waiver unless the time specified for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver by a Party of any default of any other Party shall not be deemed to be a waiver of any subsequent default or other default by such Party.

12.12. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

12.13. Representation by Counsel; No Strict Construction. Each Party acknowledges that such Party has been represented by independent counsel of such Party’s choice with respect to this Agreement, including throughout all negotiations that have preceded the execution of this Agreement and that each Party has executed the same with consent and upon the advice of said independent counsel. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted this Agreement is of no application and is hereby expressly waived by the Parties.

12.14. Attorneys’ Fees. Each Party shall bear its own attorneys’ fees and other reasonably related costs and expenses (“Fees”) associated with any claim asserted under this Agreement; provided, however, that if either Party asserts a claim which is finally determined by a court of competent jurisdiction to have been asserted frivolously or in bad faith, the Party against whom such claim was brought shall be entitled to recovery of its Fees from the Party bringing such claim.

12.15. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

12.16. Integration, Amendment and Waiver. This Agreement and the CIIAA constitute the entire understanding and agreement between the Company and the Employee, superseding all prior arrangements, understandings, and agreements, oral or otherwise, among the Parties with respect to the subject matter hereof. All negotiations by the Parties concerning the subject matter hereof are merged into this Agreement and the CIIAA, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, by the Parties in relation to this Agreement or the CIIAA other than those incorporated herein or in the CIIAA. No supplement, modification, waiver, or amendment of this Agreement or the CIIAA shall be binding unless executed in writing and signed by both Parties.

12.17. Counterparts; Original. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Any facsimile, photocopy, pdf copy, or electronic copy of any Party’s executed counterpart of this Agreement will be deemed to be an executed original thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be duly executed as of the date first written above.

EMPLOYEE:	THE COMPANY:

ELECTRIC LAST MILE, INC.

/s/ James Taylor	By:	/s/ Benjamin Wu
James Taylor	Name:	Benjamin Wu
	Title:	Secretary

Exhibit A to Employment Agreement
Confidentiality, Inventions, and Non-Solicitation Agreement

CONFIDENTIALITY, INVENTIONS, AND

NON-SOLICITATION AGREEMENT

This Confidentiality, Inventions and Non-Solicitation Agreement (this “Agreement”) is entered into by and between Electric Last Mile, Inc. and its successors and assigns (the “Company”), a Delaware corporation and James Taylor (“Employee”).

RECITALS

WHEREAS, the Company has offered to employ or to continue to employ Employee in a position of trust, in which Employee acknowledges Employee will obtain new or updated Confidential Information (as defined below) about the business of the Company and the Company Affiliates (as defined below) to or for whom Employee provides services;

WHEREAS, in the course of Employee’s employment with the Company, Employee may Create Inventions (as such terms are defined below);

WHEREAS, the Company and the Company Affiliates collaborate in the course of business such that Employee has obtained, or will obtain, Confidential Information about both the Company and the Company Affiliates; and

WHEREAS, the Company and Employee agree that some of the purposes of this Agreement are to memorialize the parties’ respective ownership and rights to Inventions (as defined below) and to prevent irreparable harm to the Company and the Company Affiliates and that any restrictions set forth herein are reasonable and necessary to protect Confidential Information, goodwill, existing business relationships and other legitimate business interests.

NOW, THEREFORE, in consideration of Employee’s employment or continued employment and the Company’s entrusting to Employee confidential information relating to the Company Affiliates’ business, and for the mutual promises and covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby mutually agree as follows:

1.	Definitions.

a.	“Company Affiliates” means (i) all Persons controlling, controlled by or under common control with, the Company (including, without limitation, its parent, brother-sister companies, other affiliates, subsidiaries, and joint ventures), (ii) all Persons in which the Company owns an equity interest and (iii) all predecessors, successors and assigns of those affiliates identified in (i) and (ii). As used in this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise).

b.	“Confidential Information” means any and all confidential, proprietary or trade secret information not generally known or available outside the Company and/or the Company Affiliates, and/or information entrusted to the Company and/or the Company Affiliates in confidence by third parties, in each case, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is Created by Employee. Confidential Information includes, without limitation, all Work Products (as defined below), technical data, trade secrets, know-how, improvements, research, product or service ideas or plans, software (whether in source code or object code), designs, developments, processes, formulas, techniques, biological materials, mask works, designs and drawings, hardware configuration information, information relating to existing or potential employees, consultants, clients, suppliers, vendors, or other service providers of the Company and the Company Affiliates (including, but not limited to, their names, contact information, jobs, compensation and expertise), information relating to suppliers and customers, information relating to stockholders or lenders, price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, financial statements, profit margins, sales information, historical financial data, budgets or other business information. Confidential Information also means all similar information disclosed to the Company by third parties, which is subject to confidentiality obligations. Confidential Information shall not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of the Employee or Person(s) acting on the Employee’s behalf.

c.	“Create” means make, create, author, discover, develop, invent, conceive, or reduce to practice.

d.	“Inventions” means any and all inventions, discoveries, developments, concepts, designs, ideas, know how, improvements, trade secrets, code, algorithms, works of authorship, and/or expressions thereof and any technology relating thereto, in each case, whether or not patentable, copyrightable or otherwise legally protectable, as well as any and all rights in and to patents, copyright, trademark, trade secret or other intellectual property rights (in the United States or elsewhere), including all pending and future applications and registrations therefor. This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

e.	“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, entity, association or other organization, whether or not a legal entity, or a governmental entity.

f.	“Tangible Embodiments” means any and all tangible documents, materials, records, notebooks, tapes, disks, drives, software (whether in source code, object code or machine- readable copies), work notes, flow-charts, diagrams, test data, reports, samples and other tangible evidence, results or other embodiments.

g.	“Work Product” means any and all Inventions that Employee, solely or jointly with others, Creates, in whole or in part, during the period of Employee’s employment or within one (1) year following termination of such employment, including those that relate to or result from the actual or anticipated business, work, research, or investigation of the Company or any of the Company Affiliates or which are suggested by, relate to, or result from any task assigned to or performed by Employee for the Company or any of the Company Affiliates.

2.	Confidential Information.

a.	Employee acknowledges that all Confidential Information constitutes a protectable business interest of the Company, and covenants and agrees that at all times during the period of Employee’s employment and thereafter, Employee agrees (i) to hold in strictest confidence the Confidential Information, (ii) not to, directly or indirectly, disclose, furnish, or make available to any Person any Confidential Information without prior written authorization from the Company, and (iii) not to use any Confidential Information except during the term of Employee’s employment in the course of performing Employee’s duties as an employee of the Company. Employee will abide by the Company’s policies and rules as may be established from time to time by it for the protection of its Confidential Information and will not make any copies of Confidential Information except as authorized by the Company. Employee agrees that in the course of employment with the Company, Employee will not bring to the Company’s offices nor use for the Company’s benefit, nor disclose, furnish or make available to the Company or any Company Affiliate, or induce the Company or any Company Affiliate to use, any confidential or proprietary information or Tangible Embodiments belonging to others. Employee’s obligations under this Section 2(a) with respect to particular Confidential Information will survive expiration or termination of this Agreement and Employee’s employment with the Company, and will terminate only at such time (if any) as the Confidential Information in question becomes publicly and widely known to the public other than as a result of any wrongful act of Employee or Employee’s breach of this Agreement (or a breach by those acting in concert with the Employee or on the Employee’s behalf) or wrongful act of any other Person who was under confidentiality obligations as to the item or items involved.

b.	For clarity, Employee’s agreements in this Section 2 are intended to be for the benefit of the Company, the Company Affiliates, and any third party that has entrusted information or Tangible Embodiments to the Company or the Company Affiliates in confidence. This Agreement is intended to supplement, and not to supersede, any rights the Company or the Company Affiliates may have with respect to the protection of trade secrets or confidential or proprietary information.

c.	Notwithstanding any other provision of this Agreement, an individual (including Employee) shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual (including Employee) shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual (including Employee) who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 U.S.C. § 1833(b).

3.	Return of Materials. Upon termination of employment with the Company or otherwise upon the Company’s request, and regardless of the reason for such termination, Employee agrees to promptly return to the Company or destroy all Tangible Embodiments of the foregoing in Employee’s possession, custody, or control that contain, summarize, abstract, or in any way reflect, relate to, or embody any Confidential Information or any other information concerning the Company, any of the Company Affiliates or any of its or their products, services or clients, whether prepared by the Employee or others. At the time Employee returns or destroys these materials (or otherwise upon the Company’s request), Employee will acknowledge to the Company, in writing and under oath, in the form attached as Exhibit A, that Employee has complied with the terms of this Section 3.

4.	Work Product.

a.	Employee agrees to promptly and fully disclose in writing to the Company all Work Product (including all original works of authorship and all work product relating thereto). This disclosure will include complete and accurate copies of all Tangible Embodiments of such Work Product.

b.	Employee covenants and agrees that all Work Product and Tangible Embodiments are and shall be the sole and exclusive property of the Company. Employee acknowledges that all Work Product that are original works of authorship Created by Employee (solely or jointly) within the scope of Employee’s employment are “works made for hire” to the maximum extent permitted under applicable law and as that term is under the United States Copyright Act (17 U.S.C., et seq.). Without limiting the foregoing, Employee hereby agrees to hold in trust for the sole right and benefit of the Company and hereby assigns (and without limiting the foregoing, agrees in the future to assign) to the Company all of the entire worldwide right, title, and interest in and to all Work Product (and Tangible Embodiments thereof) throughout the world, without any requirement of further documentation or consideration, including, for clarity, any and all patent rights, copyrights, trademark rights, mask work rights, moral rights, sui generis database rights, and all other intellectual property rights therein or pertaining thereto and all rights to prosecute, enforce, and sue for past, present and future infringements, misappropriations or other violations thereof, throughout the universe in perpetuity or for the longest period permitted by law. Employee hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, that Employee now has or may hereafter have for infringement of any and all Work Product and/or Tangible Embodiments and intellectual property rights related thereto.

c.	At any time during or after Employee’s employment with the Company, at the request of the Company or any of the Company Affiliates, Employee agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in registering, recording, obtaining, maintaining, defending, perfecting, enforcing, and/or assigning any Work Product and Tangible Embodiments in any and all countries. In the event Employee refuses or fails to perform such acts, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and in Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee; this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest.

d.	To the extent that such an assignment of any Work Product and/or Tangible Embodiment is not permitted under applicable law, Employee hereby grants to (and without limiting the foregoing, agrees in the future to grant to) the Company an exclusive (even as to Employee), royalty-free, fully paid up, irrevocable, perpetual, worldwide, sublicenseable and transferable license to make, have made, copy, modify, make derivative works of, use, publicly perform, display, sell, offer for sale, import, distribute, and/or otherwise exploit such Work Product or Tangible Embodiment for any commercial or internal business purposes and all other purposes. To the extent not assignable, Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Employee may now or hereafter have in any jurisdiction to any so-called “moral rights” in connection with the Work Product and acknowledges and agrees that the Company may use, exploit, distribute, reproduce, advertise, promote, publicize, alter, modify or edit the Work Product or combine the Work Product with other works, in the Company’s sole discretion, in any format or medium hereafter devised.

e.	Without limiting the generality of any other provision of this Section 4, Employee hereby authorizes the Company and each of the Company Affiliates to make any desired changes to any part of any Work Product, to combine it with other materials in any manner desired, and to withhold Employee’s identity in connection with any distribution or use thereof alone or in combination with other materials.

f.	The obligations of Employee set forth in this Section 4 (including, but not limited to, the assignment obligations) will continue beyond the termination of Employee’s employment with respect to Work Product Created by Employee alone or jointly with others during Employee’s employment with the Company and for one (1) year thereafter, whether pursuant to this Agreement or otherwise. These obligations will be binding upon Employee and Employee’s executors, administrators and other representatives.

g.	Employee agrees that Employee will register all domains, usernames, handles, social media accounts and similar online accounts which Employee registers on behalf of the Company and which relate to the Company or its intellectual property rights (the “Online Accounts”) in the name of the Company, except to the extent that such requests by the Company are prohibited by law. If any Online Account that is not (or by the terms of such Online Account cannot be) registered in the name of the Company is registered in Employee’s name or under Employee’s control, Employee agrees to assign ownership and control of such Online Account to any Person designated by the Company upon the Company’s request. Employee agrees to use any Online Account, whether registered in Employee’s name or the name of the Company, in compliance with any applicable policies or guidelines of the Company.

h.	Notwithstanding anything to the contrary herein, this Agreement does not apply to any Invention which qualifies as a non-assignable Invention under the provisions of California Labor Code Section 2870 (“Section 2870”), a copy of which is attached as Exhibit B. Employee will advise the Company promptly in writing of any Inventions that Employee believes fully qualify for protection under Section 2870; and Employee will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without Employee’s consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. Employee will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870. BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS RECEIVED EXHIBIT B, WHICH SHALL CONSTITUTE WRITTEN NOTICE OF THE PROVISIONS OF SECTION 2870.

5.	Excluded IP.

a.	As a matter of record, Employee has set forth on Exhibit C hereto a list with non-confidential descriptions of any and all proprietary information, works of authorship, ideas, reports, creative works, intellectual property or other Inventions which have been made by Employee prior to employment with the Company and which are excluded from the scope of this Agreement (collectively, the “Excluded IP”). Employee hereby represents and warrants that such list is accurate and complete. If no list is attached (or if the list is empty), then Employee hereby represents and warrants that there is no Excluded IP. Employee will not assert any right, title or interest in or to any Work Product nor claim that Employee Created any Work Product before Employee’s employment with the Company unless Employee has specifically identified that Invention as an Excluded IP on the attached Exhibit C prior to the execution of this Agreement.

b.	If in the course of Employee’s employment, Employee uses or incorporates into any Work Product or Tangible Embodiment any Inventions (including any Excluded IP) in which Employee or a third Person has any interest and which is not covered by Section 4(b) hereof, Employee will promptly so inform the Company. Whether or not Employee gives such notice, Employee hereby grants to (and without limiting the foregoing, agrees in the future to grant to) the Company an exclusive, royalty-free, fully paid up, irrevocable, perpetual, worldwide, sublicenseable and transferable license to make, have made, copy, modify, make derivative works of, use, publicly perform, display, sell, offer for sale, import, distribute, and/or otherwise exploit such Invention (including such Excluded IP) for any commercial or internal business purposes and all other purposes.

6.	Representations and Warranties.

a.	No Conflicts. Employee hereby represents and warrants that Employee is not subject to any obligation to any third Person, including any former employer, that would be inconsistent with any provision of this Agreement, including with respect to any Excluded IP, and that Employee has the right to grant the license and rights granted in Section 5(b).

b.	No Infringement. Employee hereby represents and warrants that all Excluded IP licensed to the Employer pursuant to Section 5(b) do not (and all Work Product will not) infringe, misappropriate, dilute, or otherwise violate any third Person’s patents, copyrights, trademarks, trade secrets, or other intellectual property rights or other rights.

7.	Equitable Remedies. Employee acknowledges and agrees that the agreements and covenants set forth in this Agreement are reasonable and necessary for the protection of the Company’s and the Company Affiliates’ business interests, that irreparable injury will result to the Company and the Company Affiliates if Employee breaches any of the terms of said covenants, and that in the event of Employee’s actual or threatened breach of any such covenants, the Company and the Company Affiliates will have no adequate remedy at law. Employee accordingly agrees that, in the event of any actual or threatened breach by Employee of any of said covenants, the Company or any of the Company Affiliates, as applicable, will be entitled to immediate injunctive and other equitable relief, without posting bond or other security and without the necessity of showing actual monetary damages. Nothing in this Section 7 will be construed as prohibiting the Company or any of the Company Affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

8.	No Right to Employment. No provision of this Agreement shall give Employee any right to continue in the employ of the Company or any of the Company Affiliates, create any inference as to the length of employment of Employee, affect the right of the Company or the Company Affiliates to terminate the employment of Employee, with or without cause, or give Employee any right to participate in any employee welfare or benefit plan or other program of the Company or any of the Company Affiliates. Notwithstanding the foregoing, in the event Employee has executed a written employment agreement with the Company, in the event of any direct and irresolvable conflict between the terms of this Agreement and such employment agreement, the terms of this Agreement shall control with respect to all Inventions and Confidential Information, but otherwise the terms of the employment agreement shall control.

9.	Modification and Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived, except by written instrument of the party charged with such waiver. No such written waiver will be deemed to be a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.	Severability. Employee acknowledges that the agreements and covenants contained in this Agreement are essential to protect the Company and the Company Affiliates and their goodwill. Each of the covenants in this Agreement will be construed as independent of any other covenants or other provisions of this Agreement. If any court of competent jurisdiction at any time deems the Restricted Period unreasonably lengthy or any of the covenants set forth in this Agreement not fully enforceable, the other provisions of this Agreement will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent.

11.	Notices. Any notice, consent, waiver and other communications required or permitted pursuant to the provisions of this Agreement must be in writing and will be deemed to have been properly given (a) when delivered by hand; (b) five (5) days after sent by certified mail, return receipt requested; or (c) one (1) day after deposit with a nationally recognized overnight delivery service, in each case to the appropriate addresses set forth below:

If to the Company: the address of the Company’s current headquarters, Attention: General Counsel.

If to Employee: to the last-known address of the Employee as shown in the Company’s records.

Each party will be entitled to provide a different address for the receipt of subsequent notices by giving written notice thereof to the other party in accordance with this Section 11.

12.	Headings. The headings and other captions in this Agreement are included solely for convenience of reference and will not control the meaning and interpretation of any provision of this Agreement.

13.	Governing Law. This Agreement has been executed in the State of Michigan, and its validity, interpretation, performance, and enforcement will be governed by the laws of such state, except with respect to conflicts of laws principles. The parties hereby consent to the exclusive jurisdiction of the federal or state courts with jurisdiction over Auburn Hills, Michigan in any action or claim arising out of, under or in connection with this Agreement, or the relationship between the parties hereto.

14.	Binding Effect. This Agreement will be binding upon and inure to the benefit of Employee, the Company, the Company Affiliates, and their respective successors and permitted assigns. The Company will be entitled to assign its rights and duties under this Agreement, without the Employee’s prior consent. Employee may not assign this Agreement or any part hereof. Any purported assignment by Employee shall be null and void ab initio.

15.	No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any person.

16.	Waiver of Jury. THE COMPANY AND THE EMPLOYEE KNOWINGLY AND VOLUNTARILY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR THE RELATIONSHIP BETWEEN THE PARTIES HERETO.

17.	Voluntary Execution. Employee acknowledges and agrees that Employee has carefully read all of the provisions of this Agreement, that Employee understands and has voluntarily accepted such provisions, and that Employee will fully and faithfully comply with such provisions.

18.	Advice of Counsel. EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, EMPLOYEE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND EMPLOYEE HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Employee has signed this Agreement, as of the date written below.

EMPLOYEE

Name:

Date:
State of Residence:

COMPANY

Electric Last Mile, Inc.

Name:
Date:

EXHIBIT A

My engagement by Electric Last Mile, Inc., (the “Company”) is now terminated. I have reviewed my Confidentiality, Inventions and Non-Solicitation Agreement with the Company, dated ________________ ___, 20__ (the “Agreement”), and I hereby swear, under penalty of perjury, that:

●	I have complied and will continue to comply with all of the provisions of the Agreement.

●	I understand that all of the Company’s materials (including without limitation, written or printed documents, email and computer disks or tapes, whether machine or user readable, computer memory, and other information reduced to any recorded format or medium), whether or not they contain Confidential Information (as that phrase is defined in the Agreement), are and remain the property of the Company. I have delivered to authorized Company personnel, or have destroyed, all of those documents and all other Company materials in my possession.

●	Any breach of my declarations hereunder would cause irreparable injury to the Company for which monetary damages would not be an adequate remedy and, therefore, will entitle the Company to injunctive relief (including specific performance). The rights and remedies provided to the Company hereunder are cumulative and in addition to any other rights and remedies available to the Company at law or in equity. I hereby acknowledge that the Company shall be entitled to recover its reasonable attorneys’ fees and litigation expenses incurred in any action to enforce its rights in the event of a breach of my declarations hereunder.

Employee:

Date:

Name:

EXHIBIT B

California Labor Code Section 2870

Invention On Own Time – Exemption From Agreement

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

I hereby represent and warrant that I have disclosed on this Exhibit all inventions, discoveries, developments, concepts, designs, ideas, know how, improvements, trade secrets, code, algorithms, works of authorship, and/or expressions thereof and any technology relating thereto and other intellectual property (including all Excluded IP) that I have made, created, authored, discovered, developed, invented, conceived, or reduced to practice, prior to employment with the Company. I agree that any present or future patent, idea, copyright, writing, computer program, or other Invention that is not listed on this Exhibit is a Work Product is subject to (and assigned by) the assignment under the attached Confidentiality, Inventions and Non-Solicitation Agreement to which this is an Exhibit. I further agree that under no circumstances will I incorporate in any work that I perform for the Company any of the Excluded IP that I have disclosed on this Exhibit without the prior written consent of the Company.

Brief Description of Excluded IP (e.g., inventions, discoveries, developments, concepts, designs, ideas, know how, improvements, trade secrets, code, algorithms, works of authorship, and/or expressions thereof and any technology relating thereto inventions, proprietary information, works of authorship, computer programs, know-how, trade secrets, ideas, reports, creative works, and other intellectual property)	Right, Title or Interest and Date Acquired

Employee:

Date:

Name: